Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 10, 2017 relating to the consolidated financial statements of Illinois Tool Works Inc. and subsidiaries and the effectiveness of Illinois Tool Works Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Illinois Tool Works Inc. for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois

August 3, 2017